EXHIBIT 3.3

The Companies Ordinance (New Version), 1983

A COMPANY LIMITED BY SHARES

Memorandum of Association of

Mediwound Ltd.

1.              The Company’s name is: Mediwound Ltd.

and in Hebrew is:

2.              The principal objects for which the Company was founded are:

(a)        to engage in all biotechnology products development, production, improvement, invention, selling and marketing activities and purposes and/or other purposes and activities; and

(b)        to establish, found, participate in establishing or founding, or to enter, a partnership or otherwise join any body corporate or legal entity in accordance with law; and

(c)          in general to engage in any lawful business, commercial or other activity of any kind; and

(d)        to have the legal capacity for any right or obligation and for the execution of any legal act.

3.              The liability of the members is limited.

4.              The Company’s registered share capital shall be as set forth in the Articles of Association of the Company, as amended from time to time.

5.              We, the persons whose names and addresses are set forth below, desire to incorporate a company in accordance with this Memorandum of Association and we agree to subscribe to the number of shares in the Company’s capital as written next to our names below.

Name of Subscriber	Identification Number	Address	Number of Shares	Signatures

Clal Biotechnologies	51-189883-5	Migdal Atidim,	80	/s/ Clal Biotechnologies Industries Ltd.
Industries Ltd.		Kiryat Atidim, Tel Aviv

L.R. R&D Ltd.	51-181950-0	13 Harduf St. Omer	20	/s/ L.R. R&D Ltd.

Total number of shares subscribed to: 100.

Date: December 13, 1999.

Witness to the above signatures:	/s/ Ilan Rotem
Ilan Rotem
Attorney, License No. 15266